Exhibit 99

NEWS.

FOR IMMEDIATE RELEASE

Contact:	Rich Halberg or Maria Gemskie
(847) 402-5600

Allstate Comments on

U.S. Treasury Capital Purchase Program

Northbrook, Ill., May 15, 2009 — The Allstate Corporation (NYSE: ALL) confirmed today the company received preliminary approval to participate in the U.S. Treasury Department’s Capital Purchase Program (CPP).

“Inclusion of insurance companies in the Capital Purchase Program is a positive and proactive step by the administration to stabilize the financial markets, and recognizes the integral role that insurance companies play in our economy,” said Allstate Chairman, President and CEO Thomas J. Wilson.

“As a result of our proactive approach to risk management, Allstate is well capitalized, highly liquid and has full access to the debt markets, as evidenced by the significant oversubscription to our $1 billion debt offering completed earlier this week. Allstate’s financial strength ratings were also reaffirmed by Moody’s, Standard and Poor’s and A.M. Best in conjunction with this transaction. In addition, an improving trend in the volatile financial markets has resulted in a more than $1.5 billion improvement in our high quality securities portfolio value from the end of the first quarter as of May 13,” Wilson continued. “Consequently, we remain confident in our current capital position. We will, however, undertake a prudent review of our participation in CPP in light of market conditions and our current capital position before responding to the Treasury’s preliminary approval,” Wilson concluded.

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer. Widely known through the “You’re In Good Hands With Allstate®” slogan, Allstate is reinventing protection and retirement to help individuals in approximately 17 million households protect what they have today and better prepare for tomorrow. Customers can access Allstate products and services such as auto insurance and homeowners insurance through approximately 14,700 exclusive Allstate agencies and financial representatives in the U.S. and Canada, or in select states at www.allstate.com and 1-800 Allstate®. Encompass® Insurance brand property and casualty products are sold exclusively through independent agents. The Allstate Financial Group provides life insurance, supplemental accident and health insurance, annuity, banking and retirement products designed for individual, institutional and worksite customers that are distributed through Allstate agencies, independent agencies, financial institutions and broker-dealers. Customers can also access information about Allstate Financial Group products and services at www.myallstatefinancial.com.

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